Exhibit 10.16

Standard Alnylam Form

Consultant from Industry/Academia

Approved August 2005

CONSULTANT:	• Phillip A. Sharp, Ph.D.
ALNYLAM CONTACT:	• John Maraganore, Ph.D.
EFFECTIVE DATE:	• March 1,2006

CONSULTING AGREEMENT

This Consulting Agreement (together with its attachments, this “Agreement”) made as of March 1, 2006 (the “Effective Date”), is between Alnylam Pharmaceuticals, Inc. a Delaware corporation having an address at 300 Third Street, 3rd Floor, Cambridge, MA 02142 (together with its subsidiaries “Alnylam”), and Phillip A. Sharp, having an address at Center for Cancer Research, Room E17-529, Massachusetts Institute of Technology, Cambridge, MA 02139-4307 (“Consultant”). Alnylam desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide Consulting Services (defined below) to Alnylam, all as provided in this Agreement.

1. Consulting Services. Alnylam retains Consultant and Consultant agrees to provide Consulting Services to Alnylam (the “Consulting Services”) as it may from time to time reasonably request and as specified in the business terms exhibit attached to this Agreement (“Business Terms Exhibit”). Any changes to the Consulting Services (and any related compensation adjustments) must be agreed upon in writing between Consultant and Alnylam prior to commencement of the changes.

1.1	Performance. Consultant agrees to render the Consulting Services to Alnylam, or to its designee, (a) at such reasonably convenient times and places as Alnylam may direct, (b) under the general supervision of Alnylam, and (c) on a best efforts basis. Consultant will comply with all rules, procedures and standards promulgated from time to time by Alnylam with regard to Consultant’s access to and use of Alnylam’s property, information, equipment and facilities. Consultant agrees to furnish Alnylam with written reports with respect to the Consulting Services if and when requested by Alnylam.

1.2	Third Party Confidential Information. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other entity in connection with any of the Consulting Services.

1.3	No Conflicts. Consultant is under no contractual or other obligation or restriction which is inconsistent with Consultant’s execution of this Agreement or the performance of the Consulting Services. During the Term (defined below), Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement. Consultant will arrange to provide the Consulting Services in such manner and at such times that the Consulting Services will not conflict with Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party.

1.4	Compliance with Policies. If Consultant is a faculty member at or employee of a university or hospital (“Institution”) or of another company, Consultant represents and warrants that pursuant to Institution’s or company’s policies concerning professional consulting and additional workload, Consultant is permitted to enter into this Agreement. If Consultant is required by Consultant’s Institution to disclose to it any proposed agreements with industry, Consultant has made such disclosure. If Institution’s prior approval of this Agreement is required by Institution policies, Consultant has obtained such consent.

1.5	Absence of Debarment. Consultant represents that neither Consultant nor any Consultant Personnel (defined below) has been debarred, and to the best of Consultant’s knowledge, is not under consideration to be debarred, by the U.S. Food and Drug Administration from working in or providing consulting services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.

1.6	Consultant Personnel. In the event that others are, or may hereafter become, associated with Consultant or are used by Consultant in connection with the Consulting Services (“Consultant Personnel”), Consultant agrees to procure from them agreements containing obligations substantially identical in form and content to those in this Agreement, and Consultant agrees to cooperate with Alnylam in procuring execution by them of assignments and other papers as may be required by the terms of this Agreement.

2. Compensation. In consideration for the Consulting Services rendered by Consultant to Alnylam, Alnylam agrees to pay Consultant the fees set forth in the Business Terms Exhibit attached hereto.

3. Inventions.

3.1	Definition. Consultant will promptly disclose in confidence to Alnylam all inventions, discoveries, improvements, ideas, designs, processes, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, research and creations (whether or not patentable or subject to copyright or trade secret protection) that Consultant makes, conceives or reduces to practice, either alone or jointly with others, and that (a) result from the performance of the Consulting Services, and/or (b) result from use of facilities, equipment, supplies, Research Materials (defined below), or Confidential Information (defined below) of Alnylam (“Inventions”).

3.2	Ownership. All Inventions will be the exclusive property of Alnylam. For purposes of the copyright laws of the United States, all Inventions will constitute “works made for hire”, except to the extent such Inventions cannot by law be “works made for hire”. To the extent Inventions have not been previously assigned to Alnylam, Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to Alnylam, without further compensation, all right, title and interest in and to all Inventions and any and all related patents, patent applications, copyrights, copyright applications, trademarks, trade names, trade secrets and other proprietary rights in the United States and throughout the world.

3.3	Research Materials. For Consulting Services which involve laboratory work or experiments, “Research Materials” means all materials (a) furnished by Alnylam, (b)

developed by Consultant in connection with the Consulting Services, or (c) the cost of which are reimbursed to Consultant by Alnylam. Research Materials include, in the case of biological materials, all progeny and unmodified derivatives of those materials, and in the case of chemical materials, all analogs, formulations, mixtures and compositions of those materials. Research Materials are the sole property of Alnylam. Consultant agrees not use or evaluate Research Materials for any purpose other than as directed by Alnylam, nor transfer the Research Materials to any third party without the prior consent of Alnylam. Consultant will use the Research Materials in compliance with all laws and regulations.

3.4	Records. Consultant shall make and maintain adequate and current written records of all Inventions, which records shall be available to and remain the property of Alnylam at all times.

3.5	Agreement with Institution. This Agreement is made subject to the understanding that Consultant, if affiliated with an Institution, may be required to fulfill certain obligations, including teaching, directing laboratory operations, conducting research, and publishing work. It is further understood that Consultant may have signed an agreement concerning inventions with Institution, under which Consultant may be obligated to assign to Institution certain inventions which arise out of or otherwise relate to Consultant’s work at or for Institution or from Consultant’s use of certain of its facilities or intellectual property. In performing the Consulting Services, Consultant agrees not to utilize Institution facilities or intellectual property if the result of such use is that any Inventions will not be assignable solely to Alnylam. Use of Institution’s telephone, fax machines or computers for communication purposes, however, will not constitute use of Institution’s facilities under this Agreement.

3.6	Work at Third Party Facilities. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Consulting Services nor take any other action that would result in a third party owning or having a right in any Inventions, unless agreed upon in writing in advance by Alnylam.

4. Confidential Information.

4.1	Definition. “Confidential Information” means all trade secrets and confidential or proprietary information owned, possessed or used by Alnylam, learned of by Consultant or developed by Consultant in connection with the Consulting Services, whether or not labeled “Confidential”, including but not limited to (a) Research Materials, Inventions, scientific data and sequence information, (b) marketing plans, business strategies, financial information, forecasts, personnel information and customer lists of Alnylam, (c) all information of third parties that Alnylam has an obligation to keep confidential, and (d) the terms and conditions of this Agreement (including the compensation paid to Consultant pursuant to Section 2). Confidential Information does not include information which (i) is in the public domain or which becomes part of the public domain through no wrongful act on Consultant’s part but only after it becomes so publicly known, (ii) is already in Consultant’s possession at the time of disclosure by Alnylam, other than by previous disclosure by Alnylam, as evidenced by written or electronic records, or (iii) that becomes known to Consultant through disclosure by a third party having the right to disclose the information, as evidenced by written or electronic records.

4.2	Obligations of Confidentiality. During the Term and for a period of five (5) years thereafter, Consultant will not directly or indirectly publish, disseminate or otherwise disclose, use for Consultant’s own benefit or for the benefit of a third party, deliver or make available to any third party, any Confidential Information, other than in furtherance of the purposes of this Agreement, and only then with the prior written consent of Alnylam. If required, Consultant may disclose the Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to Alnylam. Consultant will exercise all reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information and will not remove any Confidential Information or copies thereof from Alnylam’s premises except to the extent necessary to fulfill the Consulting Services, and then only with Alnylam’s prior consent. Consultant may disseminate or permit access to Confidential Information only to Consultant Personnel who have a need to know such Confidential Information in the course of the performance of their duties under this Agreement and who are bound to protect the confidentiality of the Confidential Information consistent with the terms of this Agreement. Anylam will be entitled to seek injunctive relief as a remedy for any breach of the terms of this Section 4.

5. Non-Competition. During the Term and for a period of one (1) year thereafter, Consultant shall not provide (whether for or without compensation) consulting services to any business or entity developing a product which is an siRNA therapeutic. It shall not be considered a competitive activity within the meaning of this Section for Consultant to be a member of the faculty or staff of a university, college or other educational or non-profit research institution.

6. Publication. Consultant agrees to submit to Alnylam a copy of any proposed manuscript or other materials to be published or otherwise publicly disclosed which contains information or any discussion relating to Alnylam or the Consulting Services, in sufficient time to enable Alnylam to determine if patentable Inventions or any Confidential Information of Alnylam would be disclosed. Consultant will cooperate with Alnylam in this respect and will delete from the manuscript or other disclosure any Confidential Information if requested by Alnylam, and will assist Alnylam in filing for patent protection for any patentable Inventions prior to publication or other disclosure.

7. Term and Termination.

7.1	Term. This Agreement will commence on the Effective Date and continue until either party notifies the other party in writing of its intention to terminate, in which event this Agreement shall terminate ninety (90) days after such notice.

7.2	Termination for Breach. If either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other right or remedy, the non-breaching party may terminate this Agreement in the event that the breach is not cured within thirty (30) days after receipt by that party of written notice of the breach.

7.3	Termination by Alnylam. Alnylam may terminate this Agreement immediately at any time upon written notice to Consultant in the event of a breach of this Agreement by Consultant which cannot be cured (e.g. breach of the confidentiality obligation).

7.4	Effect of Expiration/Termination. Upon expiration or termination, neither Alnylam nor Consultant will have any further obligations under this Agreement, except (a) the liabilities accrued through the date of termination, and (b) the obligations under sections 3, 4, 5, 7 and 8 will survive. Upon expiration or termination, and in any case upon Alnylam’s request, Consultant will return immediately to Alnylam all tangible Confidential Information, including all copies and reproductions thereof, except for one (1) copy which may be retained solely for archival purposes.

8. Miscellaneous.

8.1	Independent Contractor. All Consulting Services will be rendered by Consultant as an independent contractor and this Agreement does not create an employer-employee relationship between Alnylam and Consultant. Consultant will have no rights to receive any employee benefits, such as health and accident insurance, sick leave or vacation which are accorded to regular Alnylam employees. Consultant will not in any way represent himself to be an employee, partner, joint venturer, or agent of Alnylam.

8.2	Taxes. Consultant will pay all required taxes on Consultant’s income from Alnylam under this Agreement. Consultant will provide Alnylam with Consultant’s taxpayer identification number or social security number, as applicable.

8.3	Use of Name. Consultant consents to the use by Alnylam of Consultant’s name and likeness in written materials and oral presentations to current or prospective customers, partners, investors or others, provided that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Alnylam.

8.4	Assignability and Binding Effect. The Consulting Services to be rendered by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder except to a corporation of which Consultant is the sole stockholder. In no event will Consultant assign or delegate responsibility for actual performance of the Consulting Services to any other natural person except to Consultant Personnel as provided for under this Agreement. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

8.5	Headings. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

8.6	Notices. Any notices or other communications from one party to the other will be in writing and will be given by addressing the same to the other at the address or facsimile number set forth in this Agreement. Notices to Alnylam will be marked “Attention: Chief Executive Officer”. Notice will be deemed to have been duly given when (a) deposited in the United States mail with proper postage for first class Registered or Certified Mail prepaid, return receipt requested, (b) sent by any reputable commercial courier, delivery confirmation requested, (c) delivered personally, or (d) if promptly confirmed by mail or commercial courier as provided above, when dispatched by facsimile.

8.7	No Modification. This Agreement may be changed only by a writing signed by authorized representatives of both parties.

8.8	Severability. In the event that any one or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

8.9	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the parties.

8.10	Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws.

8.11	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

SIGNATURES NEXT PAGE

Consulting Agreement

Phillip A. Sharp

Effective Date: March 1, 2006

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the Effective Date.

ALNYLAM PHARMACEUTICALS, INC.

By :	/s/ John Maraganore
Name:	John Maraganore
Title:	President and CEO
duly authorized
Date:	5 April 2006

CONSULTANT:

/s/ Phillip A. Sharp
Name:	Phillip A. Sharp
Title:	Institute Professor
duly authorized

Address:	Center for Cancer Research, Room E17-529B Massachusetts Institute of Technology 77 Massachusetts Ave. Cambridge MA 02139-4307 (for courier service, add 40 Ames Street)

Telephone: (617) 253-6421

Facsimile: (617) 253-3867

SS or Tax ID No.: * Intentionally Omitted *
(required for payment)

Date: 4/9/06

BUSINESS TERMS EXHIBIT

1.	Consulting Services:

Consultant will provide advice and guidance relating to nucleic acids (and modified nucleic acids) and their use as therapeutic agents based on science related to RNA interference.

Consultant will render Consulting Services on a schedule to be determined by mutual arrangement between Consultant and Alnylam’s Chief Executive Officer, to whom Consultant will report.

2.	Compensation:

Alnylam shall pay Consultant a consulting fee of $3,000 per month, payable monthly.

Alnylam will reimburse Consultant for such reasonable business expenses as are incurred by Consultant in the performance of Consulting Services for the Company, provided that the Consultant shall have submitted to the Company written expense statements and other supporting documentation in a form that is reasonably satisfactory to the Company. The Company shall provide the Consultant with payment for any amounts due under this Section 2(b) within ten (10) days after the Company receives the documentation described in the preceding sentence. Notwithstanding the foregoing, the Consultant shall not incur total expenses in excess of $250 per month without the prior written approval (including emails) of the Company.

Invoices should reference this Agreement and should be submitted to the following address:

Alnylam Pharmaceuticals, Inc.

Attn: Accounts Payable Dept.

300 Third Street, 3rd Floor

Cambridge, MA 02142

CONSULTANT:	• Phillip A. Sharp, Ph.D.
ALNYLAM CONTACT:	• John Maraganore, Ph.D.
EFFECTIVE DATE:	• March l, 2006
AMENDMENT NO. 1 EFFECTIVE DATE:	• June 9, 2011

AMENDMENT NO. 1

THIS AMENDMENT NO. 1 (“Amendment No. 1”) effective as of June 9, 2011 (“Effective Date”), is between Alnylam Pharmaceuticals, Inc., a Delaware corporation with a principal office at 300 Third Street, Cambridge, MA 02142 (phone: 617-551-8200; fax: 617-551-8104) (“Alnylam”) and Phillip A. Sharp, Ph.D., having an address at Center for Cancer Research, Room E17-529, Massachusetts Institute of Technology, Cambridge, MA 02139-4307 (“Consultant”).

WHEREAS, Alnylam and Consultant are parties to a Consulting Agreement effective March 1, 2006 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as described below.

NOW, THEREFORE, in consideration of the above, with respect to the Agreement, the parties hereby agree to the following:

1.	Capitalized terms used but not defined in this Amendment No. 1 will have the meanings ascribed to them in the Agreement.

2.	As of the Effective Date of this Amendment No. 1, the Business Terms Exhibit shall be amended to reduce the consulting fee from $3,000 per month to $2,083.33 Per month.

Upon execution, this Amendment No. 1 shall be made a part of the Agreement and shall be incorporated by reference. Except as provided herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Amendment No. 1 to be executed by their respective officers or other representatives duly authorized.

ALNYLAM PHARMACEUTICALS, INC.		PHILLIP A.SHARP, PH.D.

By:	/s/ John Maraganore	By:	/s/ Phillip A. Sharp
Print Name:	John Maraganore	Title:	Institute Professor MIT
Title:	CEO